Exhibit 99.1

For Immediate Release	PRESS RELEASE

August 12, 2003

Contact:	Medstone International, Inc.
100 Columbia, Suite 100
Aliso Viejo, CA 92656
(949) 448-7700, Ext. 2235
David V. Radlinski, Chairman and CEO
david@medstone.com

MEDSTONE REPORTS Q2 2003 RESULTS

ALISO VIEJO, California, August 12, 2003 — Medstone International, Inc. (NASDAQ: MEDS) today reported revenues of $5,506,608 for the second quarter of 2003 compared to revenues of $6,030,858 for the same quarter of 2002, a 9% decrease. Net loss for the second quarter of 2003 was $(62,180) or $.02 per share, compared to net income of $81,275 or $.02 per basic and diluted share.

For the six months ended June 30, 2003 revenues were $10,334,659, resulting in a net loss of $(183,845) or $(.05) per share compared to revenues of $12,346,859 which resulted in net income of $248,483 or $.06 per basic and diluted share, for the six months ended June 30, 2002.

“The second quarter of 2003 shows increased revenues when compared to 1st quarter of 2003 as lithotripsy and table shipments increased on a quarter to quarter basis. This is a positive indicator for the Company as we continue development spending on the projects that we expect to complete by year end,” stated David Radlinski, Chairman and CEO.

“During the second quarter of 2003, Medstone has increased its research and development expenditures on two new products, UroPro Vista and the Multi-Rad, by 432% to $258,377 when compared to the second quarter of 2002. For the six months ended June 30, 2003, the research and development expenditure for these new products increased by 434% to $414, 155 compared to the six months ended June 30, 2002. This level of expenditure is a demonstration of our commitment to new products that will allow Medstone to reverse the trend of revenue decreases from lithotripsy. We expect this level of expenditures to decrease in future quarters as we move toward introduction of these exciting products. Although we have increased development spending in the current year we continue to maintain cash of greater than $6 million and working capital of $16.5 million,” concluded Mr. Radlinski.

About Medstone International, Inc.

Medstone is the leading distributor, manufacturer and fee-per-procedure service provider of lithotripters in the U.S. Medstone’s lithotripter is the first device approved in the U.S. to treat kidney stones and gallstones. Lithotripsy is a non-invasive cost-effective and proven treatment that uses shock waves to break down kidney stones. Medstone manufactures its extracorporeal shockwave lithotripters for sale to third parties and use within its own shared services program. In addition, it manufactures and distributes urology tables, and broad line of X-ray equipment. For more information, visit the Company’s website at www.medstone.com

(Comparative Table Attached)

MEDSTONE INTERNATIONAL, INC.

CONDENSED COMPARATIVE OPERATING RESULTS

June 30, 2003

	For the three months ended
	June 30, 2003	June 30, 2002
	(Unaudited)
Revenues	$5,506,608	$6,030,858

Operating income (loss)	$(79,697)	$283,639

Income (loss) before taxes	$(101,880)	$118,975

Net income (loss)	$(62,180)	$81,275

Basic earnings (loss) per share:
Net income (loss)	$(.02)	$.02

Diluted earnings per share:
Net income	N/A	$.02

Number of shares used in the computation of earnings (loss) per share:
Basic	3,758,220	3,923,753

Diluted	N/A	3,927,685

	For the six months ended
	June 30, 2003	June 30, 2002
	(Unaudited)
Revenues	$10,334,659	$12,346,859

Operating income (loss)	$(106,522)	$807,138

Income (loss) before taxes	$(253,745)	$443,983

Net income (loss)	$(183,845)	$248,483

Basic earnings (loss) per share:
Net income (loss)	$(.05)	$.06

Diluted earnings per share:
Net income	N/A	$.06

Number of shares used in the computation of earnings (loss) per share:
Basic	3,758,220	3,939,154

Diluted	N/A	3,940,437

	June 30, 2003	June 30, 2002
Selected Balance Sheet Data:
Cash and short-term investments	$6,139,487	$6,254,952
Working capital	$16,129,041	$15,979,787
Total assets	$26,354,456	$27,657,572
Stockholders’ Equity	$23,064,744	$23,922,558

Forward-looking statements in this press release, including without limitation, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including those related to the Company’s ability to continue to expand its operations. Other risks and uncertainties related to the Company’s operations and financial condition are indicated in the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the Securities and exchange Commission.

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